Exhibit 10.15

[NTELOS HOLDINGS CORP. LETTERHEAD]

[Grant Date]

[Grantee Name]

[Grantee Address]

Dear [Grantee Name]:

Pursuant to the NTELOS Holdings Corp. Non-Employee Director Equity Plan (the “Plan”), the Board of Directors of the Company (the “Board”) hereby grants to you a non-qualified stock option (“Option”) to purchase [        ] shares of Common Stock, par value $.01 (“Award”) at an Exercise Price of $[        ] per share.

This Award is subject to the applicable terms and conditions of the Plan, which are incorporated herein by reference, and in the event of any contradiction, distinction or difference between this letter and the terms of the Plan, the terms of the Plan will control. All capitalized terms used herein have the meanings set forth herein or in the Plan, as applicable.

Subject to your continued service with the Company as a director, your Award will become 100% fully vested and exercisable on [            ]. Subject to the terms of the Plan and your continued service on the Board through such date, any vested and exercisable portion of the Option will remain available for purchase until the expiration date of [            ] (the “Expiration Date”). However, notwithstanding the foregoing, upon the date of your termination of service with the Company, the Option shall remain exercisable only in accordance with the terms of the Plan (the “Exercise Period”). Any vested and exercisable portion of your Award that is not so exercised within the applicable Exercise Period shall be forfeited with no further compensation due to you. Additionally, unless otherwise provided by the Board, any portion of your Award that is not vested or exercisable as of the date of your termination of service with the Company shall be forfeited with no further compensation due to you.

Notwithstanding the foregoing, any portion of your Award that is not then vested shall become 100% fully vested immediately before the consummation of a Change in Control provided you are still serving as a director on the Board at such time.

All or part of your exercisable Options may be exercised by you upon (a) your written notice to the Company of exercise and (b) your payment of the Exercise Price in full at the time of exercise in any manner provided for under the terms of the Plan.

The Company may impose any additional conditions or restrictions on the Award or the exercise of the Option as it deems necessary or advisable to ensure that all rights granted under the Plan satisfy the requirements of applicable securities laws. The Company shall not be obligated to issue or deliver any shares if such action violates any provision of any law or regulation of any governmental authority or national securities exchange.

The Board may amend the terms of this Award to the extent it deems appropriate to carry out the terms of the Plan. The construction and interpretation of any provision of this Award or the Plan shall be final and conclusive when made by the Board.

Nothing in this letter shall confer on you the right to continue as a director on the Board.

Please sign and return a copy of this agreement to [            ], designating your approval of this letter. This acknowledgement must be returned within thirty (30) days; otherwise, the Award will lapse and become null and void. Your signature will also acknowledge that you have received and reviewed the Plan and that you agree to be bound by the applicable terms of such document.

Very truly yours,

NTELOS HOLDINGS CORP.

By:

ACKNOWLEDGED AND ACCEPTED

Dated:

Enclosures        (Copy of Plan)